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                             FORM OF OPINION LETTER

                                April ____, 2004

Manufacturers Investment Trust
73 Tremont Street
Boston, Massachusetts 02108

Ladies and Gentlemen:

         You have requested our opinion that (i) the proposed acquisition of the assets and liabilities of the Quantitative Equity Trust by the U.S. Large Cap Trust and (ii) the proposed acquisition of the assets and liabilities of the Balanced Trust by the Income & Value Trust, respectively, will each qualify as a tax-free "reorganization" under the Internal Revenue Code of 1986 (the "Code"), as amended. Hereinafter: (i) the Quantitative Equity Trust and the Balanced Trust are referred to collectively as the "Transferor Portfolios," (ii) the US. Large Cap Trust and the Income & Value Trust are referred to collectively as the "Acquiring Portfolios," (iii) the Quantitative Equity Trust is referred to as the "Corresponding Transferor Portfolio" with respect to the U.S. Large Cap Trust, (iv) the US. Large Cap Trust is referred to as the "Corresponding Acquiring Portfolio" with respect to the Quantitative Equity Trust, (v) the Balanced Trust is referred to as the "Corresponding Transferor Portfolio" with respect to the Income & Value Trust and (vi) the Income & Value Trust is referred to as the "Corresponding Acquiring Portfolio" with respect to the Balanced Trust.

BACKGROUND

         Each transaction will take place pursuant to an Agreement and Plan of Reorganization (the "Reorganization Agreement") adopted on behalf of the Transferor Portfolios and the Acquiring Portfolios by Manufacturers Investment Trust ("MIT"). MIT, a Massachusetts business trust organized as a Series company, is registered under the Investment Company Act of 1940, as amended (the "'40 Act"), as an open-end investment company of the management type. Each Transferor Portfolio and each Acquiring Portfolio is treated as a corporation for Federal income tax purposes. This opinion is being delivered pursuant to Sections 6(d) and 7(f) of the Reorganization Agreement. Where relevant, capitalized terms not otherwise defined herein have the meanings they have for the purposes of the Reorganization Agreement.

                                 JORDEN BURT LLP

                              HTTP:WW.JORDENUSA.COM

                               AFFILIATED COUNSEL:

JONES & BLOUCH L.L.P.-WASHINGTON, DC   FLEMING & PHILLIPS LLP-SAN FRANCISCO, CA

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Manufacturers Investment Trust
April ____, 2004
Page 2

         In acting as special counsel to MIT with respect to the Reorganization, we have, among other things, reviewed the following documents:

                  1.       The Reorganization Agreement; and

                  2. MIT's Registration Statement on Form N-14 under the Securities Act of 1933, as filed with the Securities and Exchange Commission (the "Registration Statement").

         In rendering this opinion, we have assumed that the Reorganization will be carried out pursuant to the terms of the Reorganization Agreement, that factual statements and information contained in the Registration Statement, and other documents, records and instruments supplied to us are correct and that there will be no material change with respect to such facts or information prior to the time of the Reorganization. In rendering this opinion, we have also relied upon the representations contained in the Officer's Certificate (the "Certificate") provided to us by MIT.

         If the Reorganization is effected on a factual basis different from that contemplated above, any or all of the opinions expressed herein may be inapplicable. Further, our opinion is based on (i) the Code, (ii) Treasury Regulations, (iii) judicial precedents and (iv) administrative interpretations (including the current ruling practice of the Internal Revenue Service ("IRS")) as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the law or regulations, any or all of the individual opinions expressed herein may become inapplicable.

ASSUMPTIONS

         1. MIT is a business trust under Massachusetts law and an open-end management investment company operating as a series fund under the '40 Act.

         2. Each Transferor Portfolio has been a regulated investment company ("RIC") under Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on the date of the Reorganization.

         3.       Each Acquiring Portfolio has been a RIC within the meaning of
Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on the date of the Reorganization.

         4. The Trustees have determined, for valid business reasons, that it is advisable to combine the assets and liabilities, if any, of each Transferor Portfolio into the Corresponding

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Manufacturers Investment Trust
April ____, 2004
Page 3

Acquiring Portfolio and the Board of Trustees has adopted the Reorganization Agreement, subject to, among other things, approval by the shareholders of each Transferor Portfolio.

         5. For the taxable year ending on the Exchange Date of the Reorganization (as defined in Section 1(b)(i) of the Reorganization Agreement), each Transferor Portfolio shall calculate, declare and pay ordinary and capital gains dividends on its shares in amounts sufficient to distribute all of its investment company taxable income and all of its capital gains immediately prior to the close of business on the Exchange Date of the Reorganization. Such dividends shall be automatically reinvested in additional shares of each Transferor Portfolio.

         6. On the Exchange Date, each Transferor Portfolio will convey, transfer and deliver to the Corresponding Acquiring Portfolio all of the then existing assets of such Transferor Portfolio (consisting, without limitation, of portfolio securities and instruments, dividend and interest receivables, cash and other assets). In consideration thereof, each Acquiring Portfolio will (A) assume and pay, to the extent that they exist on or after the Exchange Date of the Reorganization, all of the obligations and liabilities of the Corresponding Transferor Portfolio and (B) issue and deliver to the Corresponding Transferor Portfolio full and fractional Series I, Series II and Series III shares of the Corresponding Acquiring Portfolio, equal to that number of full and fractional Series I, Series II and Series III shares of the Corresponding Transferor Portfolio as determined in Section 1(c) of the Reorganization Agreement.

         The holders of Series I, Series II and Series III shares of the Quantitative Equity Trust will receive, respectively, Series I, Series II and Series III shares of the U.S. Large Cap Trust, and holders of Series I and Series II shares of the Balanced Trust (which has not issued Series III shares) will receive, respectively, Series I and Series II shares of the Income & Value Trust. Any Series I, Series II and Series III shares of capital stock (if any), par value $.01 per share, of the Transferor Portfolios held in the Treasury of MIT on the Exchange Date of the Reorganization shall thereupon be retired. Such transactions shall take place on the Exchange Date. All computations relating to the shares of the Transferor Portfolios and of the Acquiring Portfolios shall be performed by the Custodian under the Reorganization Agreement. The determination of said Custodian shall be conclusive and binding on all parties in interest.

         7. As of the Exchange Date of the Reorganization, each Transferor Portfolio will liquidate and distribute pro rata to its Transferor Portfolio shareholders, the shares of the Corresponding Acquiring Portfolio received by such Transferor Portfolio pursuant to Section 1(a)(i) of the Reorganization Agreement in actual or constructive exchange for the shares of the Transferor Portfolio held by the Transferor Portfolio shareholders. The holders of Series I, Series II and Series III shares of the Quantitative Equity Trust will receive, respectively, Series I, Series II and Series III shares of the U.S. Large Cap Trust, and holders of Series I and Series II shares of the Balanced Trust will receive, respectively, Series I and Series II shares of the Income & Value Trust.

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Manufacturers Investment Trust
April ____, 2004
Page 4

         8. The liquidation and distribution will be accomplished by the transfer of the shares of the Corresponding Acquiring Portfolio then credited to the account of each Transferor Portfolio on the books of the Corresponding Acquiring Portfolio to accounts opened on the share records of the Corresponding Acquiring Portfolio in the names of the Transferor Portfolio shareholders and representing the respective pro rata number of shares of the Acquiring Portfolio due such shareholders. The Acquiring Portfolios will not issue certificates representing shares of the Acquiring Portfolio in connection with such exchange.

         9. As soon as practicable after the Exchange Date of the Reorganization, MIT shall take all the necessary steps under Massachusetts law, MIT's Declaration of Trust and any other applicable law to effect a complete dissolution of the Transferor Portfolios.

         Based on the Code, Treasury Regulations issued thereunder, IRS Rulings and the relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents records and other instruments we have reviewed, it is our opinion that, under current Federal income tax law in effect as of this date:

                  (i) The Reorganization will constitute a reorganization within the meaning of section 368(a)(1) of the Code with respect to each Transferor Portfolio and its Corresponding Acquiring Portfolio;

                  (ii) No gain or loss will be recognized by any of the Transferor Portfolios or the Corresponding Acquiring Portfolios upon the transfer of all the assets and liabilities, if any, of each Transferor Portfolio to its Corresponding Acquiring Portfolio solely in exchange for shares of the Acquiring Portfolio or upon the distribution of the shares of the Acquiring Portfolios to the holders of shares of the Corresponding Transferor Portfolios solely in exchange for all of their shares of the Transferor Portfolios;

                  (iii) No gain or loss will be recognized by shareholders of any of the Transferor Portfolios upon the exchange of shares of such Transferor Portfolio solely for shares of the Corresponding Acquiring Portfolio;

                  (iv) The holding period and tax basis of the shares of each Acquiring Portfolio received by each holder of shares of the Corresponding Transferor Portfolio pursuant to the Reorganization will be the same as the holding period and tax basis of shares of the Transferor Portfolio held by the shareholder (provided the shares of the Transferor Portfolio were held as a capital asset on the date of the Reorganization) immediately prior to the Reorganization; and

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Manufacturers Investment Trust
April ____, 2004
Page 5

                  (v) The holding period and tax basis of the assets of each of the Transferor Portfolios acquired by the Corresponding Acquiring Portfolios will be the same as the holding period and tax basis of those assets to each of the Transferor Portfolios immediately prior to the Reorganization.

         We are not expressing an opinion as to any aspect of the Reorganization other than those opinions expressly stated above. We express our opinion herein only for the exclusive purpose of ascertaining the Federal income tax consequences of the Reorganization contemplated in the Reorganization Agreement to the Transferor Portfolios, the Acquiring Portfolios and the shareholders of the Transferor Portfolios on their receipt of the shares of the Corresponding Acquiring Portfolios in exchange for their shares of the Transferor Portfolios pursuant to the Reorganization Agreement. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation, other than those specifically listed above, without our prior written consent.

         As noted above, this opinion is based upon our analysis of the Code, Treasury Regulations issued thereunder, IRS rulings and case law which we deem relevant as of the date hereof. No assurances can be given that there will not be a change in the existing law or that the IRS will not alter its present views, either prospectively or retroactively, or adopt new views with regard to any of the matters upon which we are rendering this opinion. Further, this opinion is not binding on the IRS or any court that could ultimately determine the taxation of the items referred to herein, nor can assurances be given that the IRS will not audit or question the treatment accorded to the Reorganization on the Federal income tax returns of MIT or the respective shareholders.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 and to the use of our name therein.

                                Very truly yours,

                                Jorden Burt LLP